Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 13, 2004 relating to the consolidated financial statements of Franklin Resources, Inc. and its subsidiaries ("the Company"), which appears in the Company's Annual Report on Form 10-K for the year ended September 30, 2004.

/s/ PricewaterhouseCoopers

San Francisco, California

September 29, 2005